Exhibit 99.1

2U ANNOUNCES LEADERSHIP CHANGES

Announces retirement of Rob Cohen, president and COO

Promotes former U.S. Deputy Secretary of Education Jim Shelton to president

Appoints new chief marketing officer and chief accounting officer

LANDOVER, Md., Jan. 6, 2016 — 2U, Inc. (NASDAQ: TWOU) today announced the planned retirement of Rob Cohen, president and chief operating officer.  He will remain with the company as acting chief operating officer until a replacement is confirmed, after which point he will remain a strategic advisor to the firm and lead negotiations of 2U-university partnership agreements on a part-time basis.

The company has appointed Jim Shelton president of the company. In addition to his existing responsibilities as 2U’s chief impact officer, Shelton will now also be responsible for managing programs 2U operates with its partner universities. Shelton is former deputy secretary at the U.S. Department of Education. He joined 2U in June 2015 to support the company’s continued growth and expansion.

“Rob has been an integral part of the 2U team since our start in 2008,” said CEO and co-founder Chip Paucek. “His leadership and countless contributions have allowed us to partner with the world’s leading universities to deliver the world’s best online degree programs.”

Paucek continued: “I would also like to congratulate Jim on his expanded role and responsibilities. His vast experience across the business and education sectors will help us expand our market-leading offerings and ensure that we continue to deliver for our customers and shareholders.”

Additionally, Harsha Mokkarala has been named chief marketing officer, replacing Jeff Rinehart, who after a transition period, will be leaving the company following a successful, five-year career at 2U during which he established 2U’s marketing organization as one of the strongest in its industry. Mokkarala joined 2U in 2013 as executive vice president of marketing strategy following a successful marketing career at Capital One, where he held senior roles in digital marketing and managed all facets of online marketing for Capital One’s credit card acquisitions group.

Finally, Andrea Papa joins the company as senior vice president, corporate controller and chief accounting officer.  Papa joins from Graham Holdings Company (formerly The Washington Post Company) where she served as corporate assistant controller and company officer.

“I am pleased to congratulate Harsha and welcome Andrea to 2U’s leadership team,” added Paucek. “Both bring significant experience to their new roles and we look forward to leveraging their knowledge and talents as we continue to drive 2U’s growth in 2016 and beyond.”

About 2U, Inc. (NASDAQ: TWOU)

2U partners with leading colleges and universities to deliver the world’s best online degree programs so students everywhere can reach their full potential. Our Platform, a fusion of cloud-based software-as-a-service technology and technology-enabled services, provides schools with the comprehensive operating infrastructure they need to attract, enroll, educate, support and graduate students globally.

Blending live face-to-face classes, dynamic course content and real-world learning experiences, 2U’s No Back Row® approach ensures that every qualified student can experience the highest quality university education for the most successful outcome. Learn more at 2U.com.

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Media contact:
Cassie France-Kelly, 2U
cfrance-kelly@2U.com